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                             U.S. TRUST CORPORATION
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

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                                              Three Month Periods Ended March 31,
                                              -----------------------------------
                                                   1997                1996 (1)
                                                -----------          -----------
PRIMARY NET INCOME PER SHARE:
Net Income                                      $11,921,000          $ 9,597,000
Plus Dividend Equivalent on Deferred
     Employee Benefit Plan Awards
     (After-Tax)                                    116,723              101,250
                                                -----------          -----------

Adjusted Net Income                             $12,037,723          $ 9,698,250
                                                ===========          ===========

Weighted average number of common
     shares outstanding                          19,663,539           19,507,578
Add average shares issuable under stock
     option and stock award plans                 2,239,870            1,530,976
                                                -----------          -----------

     Total Common and Common
        Equivalent Shares                        21,903,409           21,038,554
                                                ===========          ===========

Primary Net Income Per Share                    $      0.55          $      0.46
                                                ===========          ===========

FULLY DILUTED NET INCOME PER SHARE:
Net Income                                      $11,921,000          $ 9,597,000
Plus Dividend Equivalent on Deferred
     Employee Benefit Plan Awards
     (After-Tax)                                    116,723              101,250
                                                -----------          -----------

Adjusted Net Income                             $12,037,723          $ 9,698,250
                                                ===========          ===========

Weighted average number of common
     shares outstanding                          19,663,539           19,507,578
Add maximum dilutive impact of average
     shares issuable under stock option
     and stock award plans (2)                    2,240,245            1,618,016
                                                -----------          -----------

     Total Dilutive Shares                       21,903,784           21,125,594
                                                ===========          ===========

Fully Diluted Net Income Per Share              $      0.55          $      0.46
                                                ===========          ===========
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(1)  The computation of net income per share has been adjusted to reflect the effect of the two-for-one stock split in the form of a 100% stock dividend.

(2) Computed using the period-end market price of the Corporation's common stock, if it is higher than the average market price used in calculating primary net income per share.